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Trane Technologies Names Donny Simmons as Chief Operating Officer

Appointment aligns leadership structure with company’s increased scale and expanding market opportunities

SWORDS, Ireland – June 10, 2026 – Trane Technologies (NYSE: TT), a global climate innovator, today announced the appointment of Donny Simmons as Chief Operating Officer (COO), reporting to Chair and CEO Dave Regnery, effective July 1, 2026. In this expanded role, Simmons will oversee the company’s regional business units and operations, driving tighter business and operational alignment and accelerating execution of the company’s growth strategy.

Since launching as a pure-play climate innovation company in 2020, Trane Technologies has nearly doubled its annual revenue. Concurrently, the external landscape has rapidly evolved, with the global energy transition, advancements in climate innovation and the acceleration of artificial intelligence creating unprecedented market opportunities. By creating stronger alignment across its regional businesses and operations, Trane Technologies is positioned to capture these opportunities with greater speed and agility.

“Donny’s appointment is an important step in our growth journey,” said Dave Regnery, Chair and CEO of Trane Technologies. “By bringing our regional businesses and operations together under his leadership, we will foster deeper collaboration, strengthen our Business Operating System and accelerate execution of our strategy. Donny’s strategic leadership, deep understanding of our businesses and strong operational mindset make him uniquely positioned to drive our next phase of growth.”

Simmons is a 25-year veteran of the company with a proven track record of delivering consistent, profitable growth. Most recently, he served as Group President of the Americas region, overseeing a broad portfolio including commercial and residential HVAC, transport refrigeration and life science solutions.

Since joining the company in 2001, Simmons has led several of the company’s largest businesses, including Commercial HVAC North America and EMEA as well as several global industrial businesses. Simmons has extensive experience managing complex, global operations and brings a holistic perspective to the COO role, having held key leadership positions across general management, sales, manufacturing and finance.

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About Trane Technologies
Trane Technologies is a global climate innovator. Through our strategic brands Trane® and Thermo King®, and our portfolio of environmentally responsible products and services, we bring efficient and sustainable climate solutions to buildings, homes and transportation. For more on Trane Technologies, visit tranetechnologies.com.